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                                                                    EXHIBIT 23.2


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Bio-Vascular, Inc. on Form S-8 of our reports dated December 8, 1995, except as to the last paragraph of Note 9, for which the date is January 15, 1996, on our audits of the consolidated financial statements and financial statement schedule of Bio-Vascular, Inc. as of October 31, 1995 and 1994, and for each of the three years in the period ended October 31, 1995, which reports are included in the Company's Annual Report on Form 10-K for the year ended October 31, 1995. We also consent to the reference to our Firm under the caption "Incorporation of Documents by Reference."

                                                        COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
October 10, 1996